                                  EXHIBIT 99.1


Contact: Frederick J. Hirt, CFO
         (610) 478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
                FIRST QUARTER FISCAL YEAR 2007 FINANCIAL RESULTS

          NET EARNINGS INCREASE 22.9% ON AN 8.2% INCREASE IN NET SALES

READING, PA, JANUARY 4, 2007 - Arrow International, Inc. (NASDAQ: ARRO) today reported results for its first fiscal quarter ended November 30, 2006.

Net sales for the first quarter of fiscal year 2007 increased 8.2% to $122.9 million from $113.6 million in the first quarter of fiscal year 2006 reflecting strong sales for the Company's products in Europe and improving sales in the United States. The weakness of the U.S. dollar compared to the same period of last year increased net sales by $0.7 million and increased the percentage change in sales by 0.6%. Details of U.S. and international sales, including growth by geographic area and product platform, are provided later in this press release.

Gross profit increased by 10.0% to $61.8 million in the first quarter of fiscal year 2007 compared to $56.2 million in the prior fiscal year's first quarter. Gross margin increased to 50.3% for the first quarter of fiscal year 2007 compared to 49.4% a year ago. Higher margins from sales by Arrow U.K., the operation established in April 2006 when the Company purchased certain assets of its former U.K. distributor, increased gross profit by $1.3 million. Also benefiting gross margin was favorable foreign exchange and lower manufacturing costs due to improved manufacturing processes. These benefits were offset by an unfavorable sales mix, as a larger proportion of products sold were in world markets with lower gross margins.

Research and development (R&D) expenses were $6.2 million or 5.0% of net sales in the first quarter of fiscal year 2007 versus $6.5 million or 5.7% of net sales in the first quarter of fiscal year 2006. This decrease in R&D was primarily due to a reduction in consulting fees related to the temporarily suspended NEOCARE(R) product line and decreased spending on the CorAide(TM) continuous flow ventricular assist system. The Company presently expects to submit a new 510(k) pre-market notification to the Food and Drug Administration
(FDA) for a modified version of the NEO PICC(R) Catheter during the second quarter of fiscal 2007 and has decided to delay the resumption of production of the NEOCARE(R) product line, including the NEO PICC(R) Catheters, until it receives FDA marketing clearance for these modifications.

Selling, general and administrative (SG&A) expenses were $33.8 million in the first quarter of fiscal year 2007, or 27.5% of net sales, compared to $32.6 million or 28.7% of net sales in the first quarter of the prior fiscal year. Increasing SG&A expenses in the first quarter were $1.5 million of expenses and intangible asset amortization related to the Company's newly established Arrow U.K. operation. Offsetting this increase in SG&A expenses were fewer medical insurance claims, lower Project Operational Excellence expenses and corporate marketing expenditures.

As a result of the foregoing, operating income for the first fiscal quarter increased 26.9% to $21.7 million, or 17.7% of net sales, versus $17.1 million, or 15.0% of net sales, in the first quarter of the prior fiscal year.

The Company's effective income tax rate for the first quarter of fiscal year 2007 was 36.0%. Because the U.S. R&D tax credit was extended by Congress after the close of the Company's first quarter on November 30, 2006, the effective tax rate for the first quarter excluded any benefit from this credit. The Company's effective tax rate for the full fiscal year 2007 of 35.0% will include R&D tax credits, beginning in its second fiscal quarter. The impact of the R&D tax credits for the full fiscal year reduced the effective tax rate by 1.3%.

Net income for the first quarter of fiscal year 2007 increased 22.9% and was $14.5 million or 11.8% of net sales compared with $11.8 million or 10.4% of net sales in the prior fiscal year's first quarter. Diluted earnings per share were $0.32 in this year's first fiscal quarter versus $0.26 in the prior fiscal year's first quarter, an increase of 23.1%.

Commenting on the first quarter, Arrow Chairman and CEO, Carl G. Anderson, Jr., said, "The results of the first quarter underscore the benefits of the improvements we made in the Company's operational infrastructure. Furthermore, as we have completed these programs, the Company has been able to shift technical resources back to product development. Our accomplishments include initiating the marketing of two important new products -- the AutoCAT2 WAVE(R) intra aortic balloon pump and the Pressure Injectable PICC (Peripherally Inserted Central Catheter), the completion of the major elements of the manufacturing capital investment program, and continued progress in Project Operational Excellence.

"In August 2006, the Company began marketing the AutoCAT2 WAVE(R) intra aortic balloon pump with the next generation operating system. As previously reported, this new product was rated highly during the in-market evaluation conducted after receiving 510(k) marketing clearance from the FDA. While this product has a long selling cycle as it requires a capital investment by hospital customers, the early results have been very encouraging -- cardiac assist sales grew 17% during the first quarter -- the second consecutive record quarter for this part of our Cardiac Care product category.

"In early November, we began shipments of our new Pressure Injectable PICC to customers in the United States. While we expect this product will have a greater impact in the second quarter, early results have been encouraging. We expect to introduce this product to customers in several other international markets in the second half of this fiscal year. Sales of the Maximal Barrier Central Venous Access Kit, which was introduced in spring 2006, continue to generate incremental sales as additional hospitals continue to adopt this new format.

"The first quarter confirmed that the investment in the Company's operational infrastructure is delivering significant improvements in customer service with line fill rates above 90%. Also, we are seeing improvements in yields on a number of key manufacturing processes with a consequent reduction in scrap and inefficiencies. Over the next several quarters we expect these improvements to continue to build upon our customers' confidence in the Company's ability to deliver excellent customer service. Importantly, these improvements in operating efficiencies are beginning to have a very positive impact on manufacturing costs and continue to support the Company's goal of achieving a 55% gross margin.

"Looking ahead to next quarter, we expect continued progress in operational performance, coupled with an acceleration of revenue growth as our recently launched new products provide incremental sales growth."

U.S. Sales
----------

Arrow's U.S. sales for the first quarter of fiscal year 2007, which represented 59.8% of total net sales, increased 5.0% to $73.5 million from $70.0 million in the first quarter of fiscal year 2006 due primarily to increased sales of central venous catheters, dialysis access catheters, regional anesthesia products, and intra-aortic balloons and pumps. Sales of non-Arrow U.S. distributed products declined from the prior year first quarter. The Company believes the sales growth demonstrated in the first quarter of fiscal year 2007 in the sales of Arrow products in the U.S. of 5.6% will continue as a result of new product offerings containing infection protection features.

International Sales
-------------------

Arrow's international sales in the first quarter of fiscal year 2007 increased 13.3% to $49.4 million from $43.6 million in the first quarter and represented 40.2% of total net sales. The weakness of the U.S. dollar compared to the same period of last year increased total international sales by $0.7 million and increased the percentage change in international sales by 1.6%.

European sales growth for the first quarter of fiscal year 2007 was 32.1%, or 25.1% under constant exchange rates, due in large part to $1.3 million of incremental sales in the United Kingdom, where the Company began direct selling in April 2006. These incremental sales by Arrow U.K. increased the percentage change in international sales for the first quarter by 3.0%. European sales growth was strong in central venous access, hemodynamic monitoring and cardiac assist products. Asia/International sales in the first quarter of fiscal year 2007 decreased 2.1%. Decreased sales in the Far East and Africa were offset by increased sales in International Americas. Sales in Japan declined from the prior year due to lower prices and unfavorable exchange rates. Unfavorable exchange rates in South Africa reduced net sales in that country below prior year amounts. Purchases by Arrow's Chinese distributor were lower than in the comparable 2006 fiscal year quarter and reduced the percentage change in international sales for the first quarter by 2.5%. Contributing to these sales declines were a reduction in that distributor's safety stock levels of central venous catheters coupled with their expectation of less weather related delays in transit times this year. Because the mix of sales by our Chinese distributor is shifting from single lumen catheters without the ARROWg+ard(R) antiseptic surface treatment to ARROWg+ard Blue(R) double lumen catheters, which have a shorter shelf life, they reduced their purchases of both products this quarter when compared to the prior year in order to manage their safety stocks.

The table below shows Arrow geographical sales for the first quarter ended November 30, 2006, with comparisons to the same prior year period.

                                                                      First Quarter
                                                                      -------------

Geographical Sales                                      FY07        FY06           %          %
                                                        ----        ----        Change     Change at
(Dollars in millions)                                                           ------     Constant
                                                                                           Exchange
                                                                                            RATES (1)
                                                                                           ----------
United States                                           $71.7       $67.9         5.6 %          5.6 %
                                                       ------      ------

    Europe                                               25.9        19.6        32.1 %         25.1 %
    Asia/International                                   23.5        24.0        (2.1)%         (0.4)%
                                                       ------      ------

  Subtotal International Sales                           49.4        43.6        13.3 %         11.7 %
                                                       ------      ------

  Subtotal Arrow Products                              $121.1      $111.5         8.6 %          7.9 %

Non-Arrow U.S. distributed products (2)                   1.8         2.1       (14.3)%        (14.3)%
                                                       ------      ------

Total Company Sales                                    $122.9      $113.6         8.2 %          7.6 %
                                                       ======      ======

        1) Percentage change at constant exchange rates are calculated by dividing first quarter fiscal year 2007 sales by first quarter fiscal year 2006 local currency sales translated at first quarter fiscal year 2007 exchange rates.

        2) The Company purchased the Stepic Medical Company, its New York area distributor, in September 2002, and has continued to distribute non-Arrow products through its Stepic subsidiary.

The table below shows sales of Arrow critical care product platforms and cardiac care products for the first quarter ended November 30, 2006, with comparisons to the same prior year period.

                                                                      First Quarter
                                                                      -------------

Sales by Product Platforms                              FY07        FY06           %          %
                                                        ----        ----        Change     Change at
(Dollars in millions)                                                           ------     Constant
                                                                                           Exchange
                                                                                            RATES (1)
                                                                                           ----------

Central Venous Catheters                                $63.2       $58.7         7.7 %          7.3 %
Specialty Catheters                                      39.3        36.1         8.9 %          8.0 %
Non-Arrow U.S. distributed products (2)                   1.8         2.1       (14.3)%        (14.3)%
                                                       ------      ------
  Subtotal Critical Care                               $104.3       $96.9         7.6 %          7.1 %
Cardiac Care                                             18.6        16.7        11.4 %         10.1 %
                                                       ------      ------
TOTAL                                                  $122.9      $113.6         8.2 %          7.6 %
                                                       ======      ======

1) See footnote 1 to the above table.

2) See footnote 2 to the above table.

Research & Development Tax Credit
---------------------------------

On December 9, 2006, the U.S. Congress extended the R&D tax credit and, on December 20, 2006, the President signed the Tax Relief and Health Care Act of 2006, thereby extending the R&D tax credit from January 1, 2006 to December 31, 2007. Because this legislation was not effective at November 30, 2006, however, the Company did not reflect any benefit from the R&D tax credit in its provision for income taxes for the first quarter of fiscal year 2007. Now that the R&D tax credit has been extended, the Company will reflect the benefit from the R&D tax credit, retroactive to January 1, 2006, in its income tax provisions for the fiscal year ending August 31, 2007, beginning with the realization in its second fiscal quarter of the retroactive R&D tax benefits.

Sales and E.P.S. Targets
------------------------

For the full fiscal year ending August 31, 2007, the Company continues to target net sales of $515 million to $525 million at exchange rates in effect at the end of December 2006. The Company continues to target diluted earnings per share in a range of $1.40 to $1.48 for the full fiscal year 2007, with an effective tax rate of 35.0%.

The targets for the full fiscal year 2007 reflect assumptions regarding growth based on the introduction of new products which the Company believes are reasonable, but cannot assure will occur as presently anticipated.

Balance Sheet and Cash Flow
---------------------------

Cash and Marketable Securities on November 30, 2006 were $172.4 million, up from $115.5 million at November 30, 2005, while short-term debt of $74.2 million increased by $45.6 million from the prior fiscal year level. The amount of days' sales outstanding increased to 75 days at November 30, 2006 from 73 days at November 30, 2005. Inventory turns of 2.4 times per year remained relatively consistent compared to prior year levels.

Net cash provided by operating activities for the quarter was $27.9 million compared to $5.2 million in the prior fiscal year quarter. Reducing last year's cash flow were payments to fund the Company's pension plans of $8.8 million. Increasing this year's cash flow were increases in liabilities of $7.2 million and the receipt of $3.5 million with respect to the previously disclosed settlement of the Japanese transfer pricing assessment. Operating income, plus depreciation and amortization, increased to $29.0 million for the first quarter of fiscal year 2007 from $23.5 million in the same quarter of the prior fiscal year. Depreciation and amortization expenses were $7.3 million and capital expenditures were $9.6 million for the quarter ended November 30, 2006.

Conference Call and Webcast
---------------------------

The Company will hold a conference call to discuss its first quarter fiscal year 2007 results today, January 4, 2007, at 4:30 pm Eastern Time. The call and simultaneous webcast can be accessed by dialing (800)737-9483 in the U.S. and Canada, and (706)679-7371 for international and local callers, using ID 4878721, or by visiting http://www.arrowintl.com/presentations/.

Company Information
-------------------

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.
                         -------------------------

The Company's common stock trades on the NASDAQ Global Select MarketSM under the symbol ARRO.

Safe Harbor Statement
---------------------

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as amended, and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services, as well as pressures on pricing resulting from consolidation within the medical device industry; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks relating to interruptions in the supply of or increases in the price of essential raw materials or components; (viii) dependence upon strong relationships with physicians for research, development, marketing and sale of many of the Company's products; (ix) risks associated with the Company's use of derivative financial instruments; and (x) dependence on the continued service of key members of the Company's management.

                                       ARROW INTERNATIONAL, INC.
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                              (UNAUDITED)

                                                                          Three Months Ended
                                                                      November 30,     November 30,
CONSOLIDATED STATEMENTS OF INCOME DATA:                                   2006             2005
                                                                       ---------         ---------
Net sales                                                              $ 122,853         $ 113,644
Cost of goods sold                                                        61,071            57,487
                                                                       ---------         ---------
   Gross profit                                                           61,782            56,157
Operating expenses:
   Research and development                                                6,227             6,451
   Selling, general and administrative                                    33,795            32,585
   Restructuring charges                                                      20                13
                                                                       ---------         ---------
Total operating expenses                                                  40,042            39,049
Operating income                                                          21,740            17,108
Interest, net                                                             (1,107)             (429)
Other (income) expenses, net                                                 212                12
                                                                       ---------         ---------
Income before income taxes                                                22,635            17,525
Provision for income taxes                                                 8,149             5,695
                                                                       ---------         ---------
Net income                                                             $  14,486         $  11,830
                                                                       =========         =========

Basic earnings per common share                                        $    0.32         $    0.26
                                                                       =========         =========

Diluted earnings per common share                                      $    0.32         $    0.26
                                                                       =========         =========
Weighted average shares used in computing
   basic earnings per common share                                        44,963            44,646
Weighted average shares used in computing
   diluted earnings per common share                                      45,513            45,168


                                                                      November 30,     November 30,
CONSOLIDATED BALANCE SHEET                                                2006             2005
                                                                       ---------        ---------
ASSETS
      Cash                                                             $153,233          $148,576
      Marketable securities                                              19,144             9,783
      Receivables (net)                                                 101,225            96,937
      Inventories                                                       106,226           102,901
      Prepaid expenses and other                                         31,544            31,023
                                                                       --------          --------
      Total current assets                                              411,372           389,220
      Property, plant and equipment (net)                               178,766           173,853
      Other assets                                                      132,064           134,364
                                                                       --------          --------
      Total assets                                                     $722,202          $697,437
                                                                       ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
      Notes payable                                                    $ 73,262          $ 70,979
      Other current liabilities                                          75,127            66,113
      Current maturities of long-term debt                                  984               995
      Other liabilities                                                  33,719            33,802
                                                                       --------          --------
      Total liabilities                                                 183,092           171,889

Total shareholders' equity                                              539,110           525,548
                                                                       --------          --------
      Total liabilities and shareholders' equity                       $722,202          $697,437
                                                                       ========          ========